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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



           We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated October 5, 1998, which appears in the Current Report on Form 8-K dated August 24, 1998. We also consent to the incorporation of our report dated April 23, 1998, except as to Note 12, which is as of May 25, 1998, appearing on page 31 of Arbor Software Corporation's Annual Report on Form 10-K for the year ended March 31, 1998 (which financial statements and financial statement schedule have not been restated to give effect to the pooling of Arbor Software Corporation and Hyperion Software Corporation). We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP

San Jose, California
November 6, 1998